Securities and Exchange Commission

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant

to § 240.13d-1(b), (c) and (d) and Amendments Thereto Filed

Pursuant to § 240.13d-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )*

MKS Instruments, Inc.

(Name of Issuer)

Common Stock, no par value

(Title of Class of Securities)

55306N104

(CUSIP Number)

August 17, 2022

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 55306N104	Schedule 13G	Page 1 of 26

1	Names of Reporting Persons The Carlyle Group Inc.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 8,482,732
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 8,482,732

9	Aggregate Amount Beneficially Owned by Each Reporting Person 8,482,732
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 12.8%
12	Type of Reporting Person CO

CUSIP No. 55306N104	Schedule 13G	Page 2 of 26

1	Names of Reporting Persons Carlyle Holdings II GP L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 8,482,732
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 8,482,732

9	Aggregate Amount Beneficially Owned by Each Reporting Person 8,482,732
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 12.8%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 55306N104	Schedule 13G	Page 3 of 26

1	Names of Reporting Persons Carlyle Holdings II L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 8,482,732
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 8,482,732

9	Aggregate Amount Beneficially Owned by Each Reporting Person 8,482,732
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 12.8%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 55306N104	Schedule 13G	Page 4 of 26

1	Names of Reporting Persons CG Subsidiary Holdings L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 8,482,732
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 8,482,732

9	Aggregate Amount Beneficially Owned by Each Reporting Person 8,482,732
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 12.8%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 55306N104	Schedule 13G	Page 5 of 26

1	Names of Reporting Persons TC Group Cayman Investment Holdings, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 8,482,732
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 8,482,732

9	Aggregate Amount Beneficially Owned by Each Reporting Person 8,482,732
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 12.8%
12	Type of Reporting Person PN

CUSIP No. 55306N104	Schedule 13G	Page 6 of 26

1	Names of Reporting Persons TC Group Cayman Investment Holdings Sub L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 8,482,732
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 8,482,732

9	Aggregate Amount Beneficially Owned by Each Reporting Person 8,482,732
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 12.8%
12	Type of Reporting Person PN

CUSIP No. 55306N104	Schedule 13G	Page 7 of 26

1	Names of Reporting Persons TC Group VI Cayman, L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 5,180,030
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 5,180,030

9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,180,030
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 7.8%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 55306N104	Schedule 13G	Page 8 of 26

1	Names of Reporting Persons TC Group VI Cayman, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 5,180,030
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 5,180,030

9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,180,030
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 7.8%
12	Type of Reporting Person PN

CUSIP No. 55306N104	Schedule 13G	Page 9 of 26

1	Names of Reporting Persons Carlyle Partners VI Cayman Holdings, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 5,180,030
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 5,180,030

9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,180,030
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 7.8%
12	Type of Reporting Person PN

CUSIP No. 55306N104	Schedule 13G	Page 10 of 26

1	Names of Reporting Persons CEP IV Managing GP Holdings, Ltd.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 2,259,743
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 2,259,743

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,259,743
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 3.4%
12	Type of Reporting Person CO

CUSIP No. 55306N104	Schedule 13G	Page 11 of 26

1	Names of Reporting Persons CEP IV Managing GP, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Scotland

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 2,259,743
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 2,259,743

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,259,743
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 3.4%
12	Type of Reporting Person PN

CUSIP No. 55306N104	Schedule 13G	Page 12 of 26

1	Names of Reporting Persons Carlyle Europe Partners IV, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization England and Wales

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 2,259,743
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 2,259,743

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,259,743
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 3.4%
12	Type of Reporting Person PN

CUSIP No. 55306N104	Schedule 13G	Page 13 of 26

1	Names of Reporting Persons CEP IV Participations, S.à r.l. SICAR
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Luxembourg

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 2,259,743
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 2,259,743

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,259,743
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 3.4%
12	Type of Reporting Person OO (Luxembourg Limited Liability Company)

CUSIP No. 55306N104	Schedule 13G	Page 14 of 26

1	Names of Reporting Persons CAP IV, L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 1,042,959
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 1,042,959

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,042,959
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 1.6%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 55306N104	Schedule 13G	Page 15 of 26

1	Names of Reporting Persons CAP IV General Partner, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 1,042,959
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 1,042,959

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,042,959
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 1.6%
12	Type of Reporting Person PN

CUSIP No. 55306N104	Schedule 13G	Page 16 of 26

1	Names of Reporting Persons Carlyle Asia Partners IV, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 1,042,959
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 1,042,959

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,042,959
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 1.6%
12	Type of Reporting Person PN

CUSIP No. 55306N104	Schedule 13G	Page 17 of 26

1	Names of Reporting Persons Gamma Holding Company Limited
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 1,042,959
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 1,042,959

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,042,959
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 1.6%
12	Type of Reporting Person CO

CUSIP No. 55306N104	Schedule 13G	Page 18 of 26

ITEM 1.	(a) Name of Issuer:

MKS Instruments, Inc. (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:

2 Tech Drive, Suite 201, Andover, Massachusetts 01810

ITEM 2.	(a) Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

The Carlyle Group Inc.

Carlyle Holdings II GP L.L.C.

Carlyle Holdings II L.L.C.

CG Subsidiary Holdings L.L.C.

TC Group Cayman Investment Holdings, L.P.

TC Group Cayman Investment Holdings Sub L.P.

TC Group VI Cayman, L.L.C.

TC Group VI Cayman, L.P.

Carlyle Partners VI Cayman Holdings, L.P.

CEP IV Managing GP Holdings, Ltd.

CEP IV Managing GP, L.P.

Carlyle Europe Partners IV, L.P.

CEP IV Participations, S.à r.l. SICAR

CAP IV, L.L.C.

CAP IV General Partner, L.P.

Carlyle Asia Partners IV, L.P.

Gamma Holding Company Limited

(b)	Address or Principal Business Office:

The address for each of TC Group Cayman Investment Holdings, L.P., TC Group Cayman Investment Holdings Sub L.P., TC Group VI Cayman, L.P., Carlyle Partners VI Cayman Holdings, L.P., CEP IV Managing GP Holdings, Ltd., CAP IV General Partner, L.P., Carlyle Asia Partners IV, L.P. and Gamma Holding Company Limited is c/o Walkers, 190 Elgin Avenue, George Town, Grand Cayman KY1-9001, Cayman Islands. The address for CEP IV Participations, S.à r.l. SICAR is c/o The Carlyle Group, 2, avenue Charles de Gaulle, L-1653 Luxembourg, Luxembourg. The address for each of the remaining Reporting Persons is c/o The Carlyle Group Inc., 1001 Pennsylvania Avenue NW, Suite 220 South, Washington, D.C. 20004-2505.

CUSIP No. 55306N104	Schedule 13G	Page 19 of 26

(c)	Citizenship of each Reporting Person is:

Each of TC Group Cayman Investment Holdings, L.P., TC Group Cayman Investment Holdings Sub L.P., TC Group VI Cayman, L.P., Carlyle Partners VI Cayman Holdings, L.P., CEP IV Managing GP Holdings, Ltd., CAP IV General Partner, L.P., Carlyle Asia Partners IV, L.P. and Gamma Holding Company Limited is organized under the laws of the Cayman Islands. Carlyle Europe Partners IV, L.P. is organized under the laws of England and Wales. CEP IV Managing GP, L.P. is organized under the laws of Scotland. CEP IV Participations, S.à r.l. SICAR is organized under the laws of Luxembourg. Each of the remaining Reporting Persons is organized under the laws of the State of Delaware.

(d)	Title of Class of Securities:

Common Stock, no par value (“Common Stock”).

(e)	CUSIP Number:

55306N104

ITEM 3.

Not applicable.

CUSIP No. 55306N104	Schedule 13G	Page 20 of 26

ITEM 4.	Ownership.

(a-c)

The ownership information presented below represents beneficial ownership of shares of Common Stock of the Issuer as of August 17, 2022, based upon 66,492,257 shares of Common Stock outstanding, according to information provided by the Issuer regarding its outstanding shares as of August 17, 2022.

Reporting Person	Amount beneficially owned	Percent of class:	Sole power to vote or to direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
The Carlyle Group Inc.	8,482,732	12.8%	0	8,482,732	0	8,482,732
Carlyle Holdings II GP L.L.C.	8,482,732	12.8%	0	8,482,732	0	8,482,732
Carlyle Holdings II L.L.C.	8,482,732	12.8%	0	8,482,732	0	8,482,732
CG Subsidiary Holdings L.L.C.	8,482,732	12.8%	0	8,482,732	0	8,482,732
TC Group Cayman Investment Holdings, L.P.	8,482,732	12.8%	0	8,482,732	0	8,482,732
TC Group Cayman Investment Holdings Sub L.P.	8,482,732	12.8%	0	8,482,732	0	8,482,732
TC Group VI Cayman, L.L.C.	5,180,030	7.8%	0	5,180,030	0	5,180,030
TC Group VI Cayman, L.P.	5,180,030	7.8%	0	5,180,030	0	5,180,030
Carlyle Partners VI Cayman Holdings, L.P.	5,180,030	7.8%	0	5,180,030	0	5,180,030
CEP IV Managing GP Holdings, Ltd.	2,259,743	3.4%	0	2,259,743	0	2,259,743
CEP IV Managing GP, L.P.	2,259,743	3.4%	0	2,259,743	0	2,259,743
Carlyle Europe Partners IV, L.P.	2,259,743	3.4%	0	2,259,743	0	2,259,743
CEP IV Participations, S.à r.l. SICAR	2,259,743	3.4%	0	2,259,743	0	2,259,743
CAP IV, L.L.C.	1,042,959	1.6%	0	1,042,959	0	1,042,959
CAP IV General Partner, L.P.	1,042,959	1.6%	0	1,042,959	0	1,042,959
Carlyle Asia Partners IV, L.P.	1,042,959	1.6%	0	1,042,959	0	1,042,959
Gamma Holding Company Limited	1,042,959	1.6%	0	1,042,959	0	1,042,959

Includes 5,180,030 shares held by Carlyle Partners VI Cayman Holdings, L.P., 2,259,743 shares held by CEP IV Participations, S.à r.l. SICAR, and 1,042,959 shares held by Gamma Holding Company Limited.

The Carlyle Group Inc., which is a publicly traded entity listed on Nasdaq, is the sole member of Carlyle Holdings II GP L.L.C., which is the managing member of Carlyle Holdings II L.L.C., which, with respect to the securities reported herein, is the managing member of CG Subsidiary Holdings L.L.C., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the sole shareholder of TC Group VI Cayman, L.L.C., which is the general partner of TC Group VI Cayman, L.P., which is the general partner of Carlyle Partners VI Cayman Holdings, L.P.

CUSIP No. 55306N104	Schedule 13G	Page 21 of 26

TC Group Cayman Investment Holdings Sub L.P. is also the sole shareholder of CEP IV Managing GP Holdings, Ltd. and the sole member of CAP IV, L.L.C. CEP IV Managing GP Holdings, Ltd. is the general partner of CEP IV Managing GP, L.P., which is the managing general partner of Carlyle Europe Partners IV, L.P., which is the majority shareholder of CEP IV Participations, S.à r.l. SICAR.

CAP IV, L.L.C. is the general partner of CAP IV General Partner, L.P., which is the general partner of Carlyle Asia Partners IV, L.P., which is the majority shareholder of Gamma Holding Company Limited.

Accordingly, each of these entities may be deemed to share beneficial ownership of the securities held of record by Carlyle Partners VI Cayman Holdings, L.P., CEP IV Participations, S.à r.l. SICAR and Gamma Holding Company Limited. Each of them disclaims beneficial ownership of such securities.

ITEM 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

ITEM 8.	Identification and Classification of Members of the Group.

Not applicable.

ITEM 9.	Notice of Dissolution of Group.

Not applicable.

ITEM 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

CUSIP No. 55306N104	Schedule 13G	Page 22 of 26

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    August 29, 2022

The Carlyle Group Inc.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Chief Financial Officer

Carlyle Holdings II GP L.L.C.
By:	The Carlyle Group Inc., its sole member

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Chief Financial Officer

Carlyle Holdings II L.L.C.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Managing Director

CG Subsidiary Holdings L.L.C.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Managing Director

TC Group Cayman Investment Holdings, L.P.
By: CG Subsidiary Holdings L.L.C., its general partner

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Managing Director

CUSIP No. 55306N104	Schedule 13G	Page 23 of 26

TC Group Cayman Investment Holdings Sub L.P.
By:	TC Group Cayman Investment Holdings, L.P., its general partner
By:	CG Subsidiary Holdings L.L.C., its general partner

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Managing Director

TC Group VI Cayman, L.L.C.

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

TC Group VI Cayman, L.P.
By:	TC Group VI Cayman, L.L.C., its general partner

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

Carlyle Partners VI Cayman Holdings, L.P.
By:	TC Group VI Cayman, L.P., its general partner
By:	TC Group VI Cayman, L.L.C., its general partner

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

CEP IV Managing GP Holdings, Ltd.

By:	/s/ Anat Holtzman
Name:	Anat Holtzman
Title:	Manager

CUSIP No. 55306N104	Schedule 13G	Page 24 of 26

CEP IV Managing GP, L.P.
By:	CEP IV Managing GP Holdings, Ltd., its general partner

By:	/s/ Anat Holtzman
Name:	Anat Holtzman
Title:	Manager

Carlyle Europe Partners IV, L.P.
By:	CEP IV Managing GP, L.P., its general partner
By:	CEP IV Managing GP Holdings, Ltd., its general partner

By:	/s/ Anat Holtzman
Name:	Anat Holtzman

CEP IV Participations, S.à r.l. SICAR
Represented by Andrew Howlett-Bolton, and William Cagney, as Managers

By:	/s/ Andrew Howlett-Bolton
Name:	Andrew Howlett-Bolton

By:	/s/ William Cagney
Name:	William Cagney

CAP IV, L.L.C.

By:	/s/ Kevin Gasque
Name:	Kevin Gasque
Title:	Authorized Person

CAP IV General Partner, L.P.
By:	CAP IV, L.L.C., its general partner

By:	/s/ Kevin Gasque
Name:	Kevin Gasque
Title:	Authorized Person

CUSIP No. 55306N104	Schedule 13G	Page 25 of 26

Carlyle Asia Partners IV, L.P.
By:	CAP IV General Partner, L.P., its general partner
By:	CAP IV, L.L.C., its general partner

By:	/s/ Kevin Gasque
Name:	Kevin Gasque
Title:	Authorized Person

Gamma Holding Company Limited

By:	/s/ Kevin Gasque
Name:	Kevin Gasque
Title:	Director

CUSIP No. 55306N104	Schedule 13G	Page 26 of 26

LIST OF EXHIBITS

Exhibit No.	Description

24	Power of Attorney.

99	Joint Filing Agreement.